As filed with the Securities and Exchange Commission on October 4, 2022
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PLAINS ALL AMERICAN PIPELINE, L.P.
(Exact Name of Registrant as Specified in its Charter)
Delaware (State or Other Jurisdiction of Incorporation or Organization)	76-0582150 (I.R.S. Employer Identification No.)
333 Clay Street, Suite 1600
Houston, Texas 77002
(713) 646-4100
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Richard McGee
Executive Vice President, General Counsel and Secretary
333 Clay Street, Suite 1600
Houston, Texas 77002
(713) 646-4100
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
David P. Oelman
Alan Beck
Vinson & Elkins L.L.P.
845 Texas Avenue, Suite 4700
Houston, Texas 77002
(713) 758-2222

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this registration statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not offers to sell these securities and they are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.
Subject to completion, dated October 4, 2022
PRELIMINARY PROSPECTUS
PLAINS ALL AMERICAN PIPELINE, L.P.
3,363,477 Common Units
Representing Limited Partner Interests
This prospectus relates to up to 3,363,477 common units representing limited partner interests in us (“common units”) that the selling unitholders (as defined below) named in this prospectus may, from time to time, in one or more offerings, offer and sell. For a detailed discussion of the selling unitholders, please read “Selling Unitholders.”
The selling unitholders may offer and sell these common units to or through one or more underwriters, dealers or agents, or directly to investors, on a continuous or delayed basis, in amounts, at prices and on terms to be determined by market conditions and other factors at the time of the offering. This prospectus describes only the general terms of these common units and the general manner of the offering of these common units by the selling unitholders. We may file one or more prospectus supplements that may describe the specific manner in which the selling unitholders will offer the common units and also may add, update or change information contained in this prospectus. Any selling unitholder that is an affiliate of Plains All American Pipeline, L.P. may be deemed an “underwriter” within the meaning of the Securities Act of 1933, as amended, and, as a result, may be deemed to be offering securities, indirectly, on our behalf. We will not receive any of the proceeds from the sale of common units by selling unitholders.
You should read this prospectus and any applicable prospectus supplement and the documents incorporated by reference herein or therein carefully before you invest in any of our common units. You should also read the documents we have referred you to in the “Where You Can Find More Information” section of this prospectus for information about us, including our financial statements.
Our common units are listed on the Nasdaq Global Select Market (“NASDAQ”) under the symbol “PAA.”
Limited partnerships are inherently different than corporations, and investing in our common units involves a high degree of risk. You should carefully consider the risks relating to investing in our common units and each of the other risk factors described under “Risk Factors” on page 8 of this prospectus before you make an investment in our common units.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the common units or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is           , 2022

In making your investment decision, you should rely only on the information contained in or incorporated by reference into this prospectus. Neither we nor the selling unitholders have authorized anyone to provide you with additional or different information. If any other person provides you with additional, different or inconsistent information, you should not rely on it. This prospectus and any prospectus supplement hereto is not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates and is not an offer to sell or the solicitation of an offer to buy securities in any jurisdiction where an offer or sale of such securities is not permitted.
The information in this prospectus is not complete. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus. You should not assume that the information contained in the documents incorporated by reference into this prospectus is accurate as of any date other than the respective dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates. You should review carefully all of the detailed information appearing in this prospectus, any prospectus supplement, any free writing prospectus relating to this offering and the documents we have incorporated by reference before making any investment decision.

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ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-3 that we filed with the SEC utilizing a “shelf” registration process. Under this shelf registration process, the selling unitholders may, over time, offer and sell up to 3,363,477 of our common units in one or more offerings. This prospectus generally describes Plains All American Pipeline, L.P. and our common units.
We may file one or more prospectus supplements that may describe the specific manner in which the selling unitholders will offer the common units registered hereby. Such prospectus supplements may also add to, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in such prospectus supplement. Before you invest in our common units, you should carefully read both this prospectus and any prospectus supplement, together with additional information described under the heading “Where You Can Find More Information,” and any additional information you may need to make your investment decision.

WHERE YOU CAN FIND MORE INFORMATION
We “incorporate by reference” information into this prospectus, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained expressly in this prospectus or any prospectus supplement, and the information we file later with the SEC will automatically supersede this information. You should not assume that the information in this prospectus is current as of any date other than the date on the front page of this prospectus, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of such document. Our business, financial condition, results of operations and prospects may have changed since such dates.
We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (excluding, in each case, any information furnished pursuant to Item 2.02 or 7.01 of any Current Report on Form 8-K), including all such documents we may file with the SEC after the initial filing date of the registration statement of which this prospectus is a part and prior to the effectiveness of the registration statement and, following the effectiveness of the registration statement, until all offerings under the registration statement and this prospectus are completed:
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our Annual Report on Form 10-K for the year ended December 31, 2021;

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our Quarterly Reports on Form 10-Q for the periods ended March 31, 2022 and June 30, 2022;

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our Current Reports on Form 8-K filed on February 28, 2022, May 23, 2022, May 27, 2022, July 28, 2022 and August 25, 2022;

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information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2021 from our proxy statement, on Schedule 14A, filed with the SEC on April 14, 2022; and

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the description of our common units, cash distribution policy and partnership agreement contained in our registration statement on Form 8-A/A dated November 16, 2016 and Form 8-A dated December 11, 2020, and any subsequent amendment thereto filed for the purpose of updating such description.

You may request a copy of any document incorporated by reference into this prospectus and any exhibit specifically incorporated by reference in those documents, at no cost, by writing or telephoning us at the following address or phone number:
Plains All American Pipeline, L.P.
333 Clay Street, Suite 1600
Houston, Texas 77002
Attention: Corporate Secretary
Telephone: (713) 646-4100
We file periodic reports, current reports, proxy statements and other information with the SEC. The SEC maintains an internet site that contains information we have filed electronically with the SEC, which you can access over the internet at http://www.sec.gov. Our SEC filings are also available free of charge on our website at www.plains.com under “Investor Relations” as soon as reasonably practicable after we electronically file such material with the SEC. Information contained on our website is not incorporated by reference into this prospectus and you should not consider information contained on our website as part of this prospectus.

FORWARD-LOOKING STATEMENTS
All statements included or incorporated by reference into this prospectus or any accompanying prospectus supplement, other than statements of historical fact, are forward-looking statements, including but not limited to statements incorporating the words “anticipate,” “believe,” “estimate,” “expect,” “plan,” “intend” and “forecast,” as well as similar expressions and statements regarding our business strategy, plans and objectives for future operations. The absence of such words, expressions or statements, however, does not mean that the statements are not forward-looking. Any such forward-looking statements reflect our current views with respect to future events, based on what we believe to be reasonable assumptions. Certain factors could cause actual results or outcomes to differ materially from the results or outcomes anticipated in the forward-looking statements. The most important of these factors include, but are not limited to:
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general economic, market or business conditions in the United States and elsewhere (including the potential for a recession or significant slowdown in economic activity levels, the risk of persistently high inflation and continued supply chain issues, the impact of coronavirus variants on demand and growth, and the timing, pace and extent of economic recovery) that impact (i) demand for crude oil, drilling and production activities and therefore the demand for the midstream services we provide and (ii) commercial opportunities available to us;

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declines in global crude oil demand and crude oil prices (whether due to the COVID-19 pandemic, future pandemics or other factors) that correspondingly lead to a significant reduction of North American crude oil and natural gas liquids (“NGL”) production (whether due to reduced producer cash flow to fund drilling activities or the inability of producers to access capital, or both, the unavailability of pipeline and/or storage capacity, the shutting-in of production by producers, government-mandated pro-ration orders, or other factors), which in turn could result in significant declines in the actual or expected volume of crude oil and NGL shipped, processed, purchased, stored, fractionated and/or gathered at or through the use of our assets and/or the reduction of commercial opportunities that might otherwise be available to us;

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fluctuations in refinery capacity in areas supplied by our mainlines and other factors affecting demand for various grades of crude oil and NGL and resulting changes in pricing conditions or transportation throughput requirements;

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unanticipated changes in crude oil and NGL market structure, grade differentials and volatility (or lack thereof);

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the effects of competition and capacity overbuild in areas where we operate, including downward pressure on rates and margins, contract renewal risk and the risk of loss of business to other midstream operators who are willing or under pressure to aggressively reduce transportation rates in order to capture or preserve customers;

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negative societal sentiment regarding the hydrocarbon energy industry and the continued development and consumption of hydrocarbons, which could influence consumer preferences and governmental or regulatory actions that adversely impact our business;

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environmental liabilities, litigation or other events that are not covered by an indemnity, insurance or existing reserves;

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the occurrence of a natural disaster, catastrophe, terrorist attack (including eco-terrorist attacks) or other event that materially impacts our operations, including cyber or other attacks on our electronic and computer systems;

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weather interference with business operations or project construction, including the impact of extreme weather events or conditions;

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the impact of current and future laws, rulings, governmental regulations, executive orders, trade policies, accounting standards and statements, and related interpretations, including legislation, executive orders or regulatory initiatives that prohibit, restrict or regulate hydraulic fracturing or that prohibit the development of oil and gas resources and the related infrastructure on lands dedicated to or served by our pipelines;

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loss of key personnel and inability to attract and retain new talent;

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disruptions to futures markets for crude oil, NGL and other petroleum products, which may impair our ability to execute our commercial or hedging strategies;

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the effectiveness of our risk management activities;

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shortages or cost increases of supplies, materials or labor;

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maintenance of our credit rating and ability to receive open credit from our suppliers and trade counterparties;

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tightened capital markets or other factors that increase our cost of capital or limit our ability to obtain debt or equity financing on satisfactory terms to fund additional acquisitions, investment capital projects, working capital requirements and the repayment or refinancing of indebtedness;

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the successful operation of joint ventures and joint operating arrangements we enter into from time to time, whether relating to assets operated by us or by third parties, and the successful integration and future performance of acquired assets or businesses;

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the availability of, and our ability to consummate, divestitures, joint ventures, acquisitions or other strategic opportunities;

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the refusal or inability of our customers or counterparties to perform their obligations under their contracts with us (including commercial contracts, asset sale agreements and other agreements), whether justified or not and whether due to financial constraints (such as reduced creditworthiness, liquidity issues or insolvency), market constraints, legal constraints (including governmental orders or guidance), the exercise of contractual or common law rights that allegedly excuse their performance (such as force majeure or similar claims) or other factors;

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our inability to perform our obligations under our contracts, whether due to non-performance by third parties, including our customers or counterparties, market constraints, third-party constraints, supply chain issues, legal constraints (including governmental orders or guidance), or other factors or events;

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the incurrence of costs and expenses related to unexpected or unplanned capital expenditures, third-party claims or other factors;

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failure to implement or capitalize, or delays in implementing or capitalizing, on investment capital projects, whether due to permitting delays, permitting withdrawals or other factors;

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the amplification of other risks caused by volatile financial markets, capital constraints, liquidity concerns and inflation;

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the use or availability of third-party assets upon which our operations depend and over which we have little or no control;

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the currency exchange rate of the Canadian dollar to the United States dollar;

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inability to recognize current revenue attributable to deficiency payments received from customers who fail to ship or move more than minimum contracted volumes until the related credits expire or are used;

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significant under-utilization of our assets and facilities;

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increased costs, or lack of availability, of insurance;

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fluctuations in the debt and equity markets, including the price of our units at the time of vesting under our long-term incentive plans;

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risks related to the development and operation of our assets; and

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other factors and uncertainties inherent in the transportation, storage, terminalling and marketing of crude oil, as well as in the processing, transportation, fractionation, storage and marketing of NGL.

Other factors described herein or incorporated by reference, as well as factors that are unknown or unpredictable, could also have a material adverse effect on future results. Please read “Risk Factors”

beginning on page 8 of this prospectus and in Item 1A. “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021 (File No. 001-14569) and in any subsequent Quarterly Report on Form 10-Q, which are incorporated into this prospectus by reference, for information regarding risks you should consider before making an investment decision. Except as required by applicable securities laws, we do not intend to update these forward-looking statements and information.

ABOUT PLAINS ALL AMERICAN PIPELINE, L.P.
Overview
We are a Delaware limited partnership formed in 1998. Our operations are conducted directly and indirectly through our primary operating subsidiaries.
Our business model integrates large-scale supply aggregation capabilities with the ownership and operation of critical midstream infrastructure systems that connect major producing regions to key demand centers and export terminals. As one of the largest midstream service providers in North America, we own an extensive network of pipeline transportation, terminalling, storage and gathering assets in key crude oil and NGLs producing basins (including the Permian Basin) and transportation corridors and at major market hubs in the United States and Canada. Our assets and the services we provide are primarily focused on and conducted through two operating segments: Crude Oil and NGL.
Our non-economic general partner interest is held by PAA GP, whose sole member is AAP. In addition to its ownership of PAA GP, as of September 30, 2022, AAP also owned a limited partner interest in us through its ownership of approximately 241.5 million of our common units (approximately 31% of our total outstanding common units and Series A preferred units combined). GP LLC is AAP’s general partner. PAGP is the sole and managing member of GP LLC, and, at September 30, 2022, owned an approximate 81% limited partner interest in AAP. PAGP GP is the general partner of PAGP.
As the sole member of GP LLC, PAGP has responsibility for conducting our business and managing our operations; however, the board of directors of PAGP GP has ultimate responsibility for managing the business and affairs of PAGP, AAP and us. GP LLC employs our domestic officers and personnel; our Canadian officers and personnel are employed by our subsidiary, Plains Midstream Canada ULC.
For purposes of this prospectus, unless the context clearly indicates otherwise, “Partnership,” “Plains,” “PAA,” “we,” “us,” “our” and similar terms refer to Plains All American Pipeline, L.P. and its subsidiaries. References to our “general partner,” as the context requires, include any or all of PAA GP Holdings LLC (“PAGP GP”), Plains GP Holdings, L.P. (“PAGP”), PAA GP LLC (“PAA GP”), Plains AAP, L.P. (“AAP”) and Plains All American GP LLC (“GP LLC”).
Ongoing Activities Related to Strategic Transactions
We are continuously engaged in the evaluation of potential transactions that support our current business strategy. In the past, such transactions have included the sale of non-core assets, the sale of partial interests in assets to strategic joint venture partners, acquisitions and large investment capital projects. With respect to a potential divestiture or acquisition, we may conduct an auction process or participate in an auction process conducted by a third party or we may negotiate a transaction with one or a limited number of potential buyers (in the case of a divestiture) or sellers (in the case of an acquisition). Such transactions could have a material effect on our financial condition and results of operations.
We typically do not announce a transaction until after we have executed a definitive agreement. In certain cases, in order to protect our business interests or for other reasons, we may defer public announcement of a transaction until closing or a later date. Past experience has demonstrated that discussions and negotiations regarding a potential transaction can advance or terminate in a short period of time. Moreover, the closing of any transaction for which we have entered into a definitive agreement may be subject to customary and other closing conditions, which may not ultimately be satisfied or waived. Accordingly, we can give no assurance that our current or future efforts with respect to any such transactions will be successful, and we can provide no assurance that our financial expectations with respect to such transactions will ultimately be realized.
Principal Executive Offices and Internet Address
Our principal executive offices are located at 333 Clay Street, Suite 1600, Houston, Texas 77002 and our telephone number is (713) 646-4100. We maintain a website at www.plains.com that provides information about our business and operations. We make our periodic and current reports and other information filed with or furnished to the SEC available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information contained on or available through our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.
Additional Information
For additional information about us please refer to the documents set forth under “Where You Can Find More Information” in this prospectus, including our Annual Report on Form 10-K for the year ended December 31, 2021 and any subsequent Quarterly Report on Form 10-Q, which are incorporated by reference herein.

RISK FACTORS
An investment in our common units involves a high degree of risk. Before you invest in our common units, you should carefully consider the risk factors included in Item 1A. “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021 (File No. 001-14569) and in any subsequent Quarterly Report on Form 10-Q, which are incorporated into this prospectus by reference, together with all of the other information included in this prospectus, any prospectus supplement and the documents we incorporate by reference, in evaluating an investment in our common units. If any of these risks were to occur, our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of our common units could decline and you could lose all or part of your investment. When we offer and sell any securities pursuant to a prospectus supplement, we may include additional risk factors relevant to such securities in the prospectus supplement. Please read “Forward-Looking Statements.”

USE OF PROCEEDS
We will not receive any of the proceeds from the sale of common units by the selling unitholders in any offering. We will cause the selling unitholders to pay certain expenses, including underwriting discounts and commissions, associated with the sale of common units by the selling unitholder.

DESCRIPTION OF OUR COMMON UNITS
Please see Exhibit 4.19 to our annual report on Form 10-K for the year ended December 31, 2021 and our registration statement on Form 8-A/A filed on November 16, 2016 and Form 8-A filed on December 11, 2020 (together with any amendments thereto and the other documents incorporated by reference therein), which are incorporated by reference herein, for a description of our common units, our cash distribution policy and our partnership agreement.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
This section summarizes the material U.S. federal income tax consequences that may be relevant to prospective unitholders and is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury regulations thereunder (the “Treasury Regulations”), and current administrative rulings and court decisions, all of which are subject to change. Changes in these authorities may cause the federal income tax consequences to a prospective unitholder to vary substantially from those described below, possibly on a retroactive basis. Unless the context otherwise requires, references in this section to “we,” “us,” or “the Partnership” are references to Plains All American Pipeline, L.P. and its subsidiaries.
Legal conclusions contained in this section, unless otherwise noted, are the opinion of Vinson & Elkins L.L.P. and are based on the accuracy of representations made by us to them for this purpose. However, this section does not address all federal income tax matters that may affect us or our unitholders, such as the application of the alternative minimum tax. This section also does not address local taxes, state taxes, non-U.S. taxes, or other taxes that may be applicable, except to the limited extent that such tax considerations are addressed below under “— State, Local and Other Tax Considerations.” Furthermore, this section focuses on unitholders who are individual citizens or residents of the United States (for federal income tax purposes), who have the U.S. dollar as their functional currency, who use the calendar year as their taxable year who do not materially participate in the conduct of our business activities and who hold such units as capital assets (typically, property that is held for investment). This section has limited applicability to corporations (including other entities treated as corporations for federal income tax purposes), partnerships (including other entities treated as partnerships for federal income tax purposes), estates, trusts, non-resident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt entities, non-U.S. persons, individual retirement accounts (“IRAs”), employee benefit plans, real estate investment trusts or mutual funds.
Accordingly, we encourage each prospective unitholder to consult the unitholder’s own tax advisor in analyzing the federal, state, local and non-U.S. tax consequences particular to that unitholder resulting from ownership or disposition of our units and potential changes in applicable tax laws.
No ruling has been or will be requested from the Internal Revenue Service (the “IRS”) with respect to the Partnership’s classification as a partnership for federal income tax purposes or as to the classification of our partnership and limited liability company operating subsidiaries. We will rely on the opinions and advice of Vinson & Elkins L.L.P. with respect to the matters described herein. An opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or a court. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any such contest of the matters described herein may materially and adversely impact the market for our units and the prices at which our units trade. In addition, our costs of any contest with the IRS will be borne indirectly by our unitholders and our general partner because the costs will reduce our cash available for distribution. Furthermore, the tax consequences of an investment in us may be significantly modified by future legislative or administrative changes or court decisions, which may be retroactively applied.
For the reasons described below, Vinson & Elkins L.L.P. has not rendered an opinion with respect to the following federal income tax issues:
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the treatment of a unitholder whose units are the subject of a securities loan (e.g., a loan to a short seller to cover a short sale of units) (please read “— Tax Consequences of Unit Ownership —  Treatment of Securities Loans”);

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whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read “— Disposition of Units — Allocations Between Transferors and Transferees”);

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whether our method for taking into account Section 743 adjustments is sustainable in certain cases (please read “— Tax Consequences of Unit Ownership — Section 754 Election” and “— Disposition of Units — Uniformity of Units”);

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whether our use of simplifying conventions for making adjustments to “book” basis and relevant allocations is permitted by existing Treasury Regulations (please read “— Tax Consequences of Unit Ownership — Allocation of Income, Gain, Loss and Deduction” and “— Uniformity of Units”); and

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whether our allocations of income, gain, loss and deduction will be given effect for federal income tax purposes (please read “— Tax Consequences of Unit Ownership — Allocation of Income, Gain, Loss and Deduction”).

Taxation of the Partnership
Partnership Status
We expect to be treated as a partnership for federal income tax purposes and, therefore, subject to the discussion below under “— Administrative Matters — Information Returns and Audit Procedures”, generally will not be liable for entity-level federal income taxes. Instead, as described below, each of our unitholders will take into account its respective share of our items of income, gain, loss and deduction in computing its federal income tax liability as if the unitholder had earned such income directly, even if we make no cash distributions to the unitholder. Distributions we make to a unitholder will not give rise to income or gain taxable to such unitholder, unless the amount of cash distributed exceeds the unitholder’s adjusted tax basis in its units. Please read “— Tax Consequences of Unit Ownership — Treatment of Distributions” and “— Disposition of Units”.
Section 7704 of the Code generally provides that a publicly traded partnership will be treated as a corporation for federal income tax purposes. However, if 90% or more of a partnership’s gross income for every taxable year it is publicly traded consists of “qualifying income,” the partnership may continue to be treated as a partnership for federal income tax purposes (the “Qualifying Income Exception”). Qualifying income includes (i) interest, (ii) dividends, (iii) real property rents within the meaning of Section 856(d) of the Code, as modified by Section 7704(d)(3) of the Code, (iv) gains from the sale or other disposition of real property, (v) income and gains derived from the exploration, development, mining or production, processing, refining, transportation (including pipelines transporting gas, oil, or products thereof) or the marketing of any “mineral or natural resource”, and (vi) gains from the sale or other disposition of capital assets (or property described in Section 1231(b) of the Code) held for the production of income that otherwise constitutes qualifying income. We estimate that less than 5 percent of our current gross income is not qualifying income; however, this estimate could change from time to time.
Vinson & Elkins L.L.P. is of the opinion that we will be treated as a partnership for federal income tax purposes and each of our operating subsidiaries, other than those that have been identified as corporations to Vinson & Elkins L.L.P., will be treated as a partnership or will be disregarded as an entity separate from us. In rendering its opinion, Vinson & Elkins L.L.P. has relied on the factual representations made by us and our general partner, including, without limitation:
(a)   Neither we nor any of our partnership or limited liability company operating subsidiaries has elected or will elect to be treated as a corporation for federal income tax purposes;
(b)   For each taxable year since and including the year of our initial public offering, more than 90% of our gross income has been and will be income of a character that Vinson & Elkins L.L.P. has opined is “qualifying income” within the meaning of Section 7704(d) of the Code; and
(c)   Each hedging transaction that we treat as resulting in qualifying income has been and will be appropriately identified as a hedging transaction pursuant to applicable Treasury Regulations, and has been and will be associated with oil, natural gas, or products thereof that are held or to be held by us in activities that Vinson & Elkins L.L.P. has opined or will opine result in qualifying income.
We believe that these representations are true and will be true in the future.
If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts), we will be treated as transferring all of our assets, subject to all of our liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception in return for stock in that corporation and then as distributing that stock to our unitholders in liquidation of their interests in us. This deemed contribution and liquidation should not result in the recognition of taxable income by our unitholders or us so long as the aggregate amount of our liabilities does not exceed the adjusted tax basis of our assets. Thereafter, we would be treated as an association taxable as a corporation for federal income tax purposes.
The present federal income tax treatment of publicly traded partnerships, including us, or an investment in our units may be modified by administrative or legislative action or judicial interpretation at any time. Members of the U.S. Congress have proposed and considered substantive changes to the existing federal income tax laws that would affect publicly traded partnerships. Recent proposals have provided for the expansion of the Qualifying Income Exception in certain circumstances and other proposals have provided for the total elimination of the Qualifying Income Exception upon which we rely for our treatment as a partnership for federal income tax purposes.
In addition, on January 24, 2017, final regulations regarding which activities give rise to qualifying income (the “Final Regulations”) within the meaning of Section 7704 of the Code were published in the Federal Register. The Final Regulations are effective as of January 19, 2017, and apply to taxable years beginning on or after January 19, 2017. We do not believe the Final Regulations affect our ability to qualify as a publicly traded partnership.
It is possible that a change in law could affect us and may be applied retroactively. Any such changes could negatively impact the value of an investment in our units. If for any reason we are taxable as a corporation in any taxable year, our items of income, gain, loss and deduction would be taken into account by us in determining the amount of our liability for federal income tax, rather than being passed through to our unitholders.
At the state level, several states have been evaluating ways to subject partnerships to entity-level taxation through the imposition of state income, franchise, or other forms of taxation. Imposition of a similar tax on us in the jurisdictions in which we operate or in other jurisdictions to which we may expand could substantially reduce our cash available for distribution to our unitholders.
Our taxation as a corporation would materially reduce the cash available for distribution to unitholders and thus would likely substantially reduce the value of our units. Any distribution made to a unitholder at a time when we are treated as a corporation would be (i) a taxable dividend to the extent of our current or accumulated earnings and profits, then (ii) a nontaxable return of capital to the extent of the unitholder’s adjusted tax basis in its units (determined separately for each unit), and thereafter (iii) taxable capital gain.
The remainder of this discussion is based on the opinion of Vinson & Elkins L.L.P. that we will be treated as a partnership for federal income tax purposes.
Tax Consequences of Unit Ownership
Limited Partner Status
Unitholders of the Partnership who are admitted as limited partners of the Partnership will be treated as partners of the Partnership for federal income tax purposes and unitholders whose units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their units will be treated as partners of the Partnership for federal income tax purposes.
As there is no direct or indirect controlling authority addressing assignees of units who are entitled to execute and deliver transfer applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, Vinson & Elkins L.L.P.’s opinion does not extend to these persons. Furthermore, a purchaser or other transferee of units who does not execute and deliver a transfer application may not receive some federal income tax information or reports furnished to record holders of units unless the units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those units.

For a discussion related to the risks of losing partner status as a result of securities loans, please read “— Tax Consequences of Unit Ownership — Treatment of Securities Loans.”
A unitholder who is not treated as a partner in us as described above is urged to consult its own tax advisors with respect to the tax consequences applicable to such unitholder under its particular circumstances.
Flow-Through of Taxable Income
Subject to the discussion below under “— Entity-Level Collections of Unitholder Taxes” and “— Administrative Matters — Information Returns and Audit Procedures” with respect to payments we may be required to make on behalf of our unitholders, and aside from any taxes paid by a corporate subsidiary, we will not pay any federal income tax. Rather, each unitholder will be required to report on its federal income tax return each year its share of our income, gains, losses and deductions for our taxable year or years ending with or within its taxable year. Consequently, we may allocate income to a unitholder even if that unitholder has not received a cash distribution.
Basis of Units
A unitholder’s tax basis in its units initially will be the amount paid or treated as paid for those units increased by the unitholder’s initial allocable share of our liabilities. That basis generally will be (i) increased by the unitholder’s share of our income and any increases in such unitholder’s share of our liabilities, and (ii) decreased, but not below zero, by the amount of all distributions to the unitholder, the unitholder’s share of our losses, any decreases in its share of our liabilities and the amount of any excess business interest allocated to the unitholder. The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all of those interests.
Treatment of Distributions
Distributions made by us to a unitholder generally will not be taxable to the unitholder, unless such distributions are of cash or marketable securities that are treated as cash and exceed the unitholder’s tax basis in its units, in which case the unitholder generally will recognize gain taxable in the manner described below under “— Disposition of Units.”
Any reduction in a unitholder’s share of our “nonrecourse liabilities” (liabilities for which no partner bears the economic risk of loss) will be treated as a distribution by us of cash to that unitholder. A decrease in a unitholder’s percentage interest in us because of our issuance of additional units may decrease such unitholder’s share of our nonrecourse liabilities. For purposes of the foregoing, a unitholder’s share of our nonrecourse liabilities generally will be based upon such unitholder’s share of the unrealized appreciation (or depreciation) in our assets, to the extent thereof, with any excess nonrecourse liabilities allocated based on the unitholder’s share of our profits. Please read “— Disposition of Units.”
A non-pro rata distribution of money or property (including a deemed distribution as a result of the reallocation of our nonrecourse liabilities described above) may cause a unitholder to recognize ordinary income if the distribution reduces the unitholder’s share of our “unrealized receivables,” including depreciation recapture and substantially appreciated “inventory items,” both as defined in Section 751 of the Code (“Section 751 Assets”). To the extent of such reduction, the unitholder would be deemed to receive its proportionate share of the Section 751 Assets and exchange such assets with us in return for a portion of the non-pro rata distribution. This deemed exchange will generally result in the unitholder’s recognition of ordinary income in an amount equal to the excess of (1) the non-pro rata portion of that distribution over (2) the unitholder’s tax basis (typically zero) in the Section 751 Assets deemed to be relinquished in the exchange.
Limitations on Deductibility of Losses
A unitholder may not be entitled to deduct the full amount of loss we allocate to it because its share of our losses will be limited to the lesser of (i) the unitholder’s adjusted tax basis in its units, and (ii) in the case of a unitholder that is an individual, estate, trust or certain types of closely-held corporations, the amount for which the unitholder is considered to be “at risk” with respect to our activities. A unitholder will be at risk to the extent of its adjusted tax basis in its units, reduced by (1) any portion of that basis attributable to the unitholder’s share of our nonrecourse liabilities, (2) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or similar arrangement, and (3) any amount of money the unitholder borrows to acquire or hold its units, if the lender of those borrowed funds owns an interest in us, is related to another unitholder or can look only to the units for repayment. A unitholder subject to the at risk limitation must recapture losses deducted in previous years to the extent that distributions (including distributions deemed to result from a reduction in a unitholder’s share of nonrecourse liabilities) cause the unitholder’s at risk amount to be less than zero at the end of any taxable year.
Losses disallowed to a unitholder or recaptured as a result of the basis or at risk limitations will carry forward and will be allowable as a deduction in a later year to the extent that the unitholder’s adjusted tax basis or at risk amount, whichever is the limiting factor, is subsequently increased. Upon a taxable disposition of units, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but not losses suspended by the basis limitation. Any loss previously suspended by the at risk limitation in excess of that gain can no longer be used, and will not be available to offset a unitholder’s salary or active business income.
In addition to the basis and at risk limitations, passive activity loss limitations limit the deductibility of losses incurred by individuals, estates, trusts, some closely-held corporations and personal service corporations from “passive activities” (generally, trade or business activities in which the taxpayer does not materially participate). The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, any passive losses we generate will be available to offset only passive income generated by us. For this purpose, any income from a guaranteed payment for the use of capital generally will not be treated as passive income. As a result, holders of certain of our preferred units treated as receiving guaranteed payment for the use of capital generally may not be able to offset that income with losses or deductions allocated to our common units. Passive losses that exceed a unitholder’s share of the passive income we generate may be deducted in full when a unitholder disposes of all of its units in a fully taxable transaction with an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions, including the at risk and basis limitations.
For taxpayers other than corporations in taxable years beginning after December 31, 2020, and before January 1, 2029, an “excess business loss” limitation further limits the deductibility of losses by such taxpayers. An excess business loss is the excess (if any) of a taxpayer’s aggregate deductions for the taxable year that are attributable to the trades or businesses of such taxpayer (determined without regard to the excess business loss limitation) over the aggregate gross income or gain of such taxpayer for the taxable year that is attributable to such trades or businesses plus a threshold amount. The threshold amount is equal to $250,000, or $500,000 (increased by the applicable inflation adjustment) for taxpayers filing a joint return. Disallowed excess business losses are treated as a net operating loss carryover to the following tax year. Any losses we generate that are allocated to a unitholder and not otherwise limited by the basis, at risk, or passive loss limitations will be included in the determination of such unitholder’s aggregate trade or business deductions. Consequently, any losses we generate that are not otherwise limited will only be available to offset a unitholder’s other trade or business income plus an amount of non-trade or business income equal to the applicable threshold amount. Thus, except to the extent of the threshold amount, our losses that are not otherwise limited may not offset a unitholder’s non-trade or business income (such as salaries, fees, interest, dividends and capital gains). This excess business loss limitation will be applied after the passive activity loss limitation.
Limitations on Interest Deductions
In general, we are entitled to a deduction for interest paid or accrued on indebtedness properly allocable to our trade or business during our taxable year. However, our deduction for this “business interest” is limited to the sum of our business interest income and 30% of our “adjusted taxable income.” For the purposes of this limitation, our adjusted taxable income is computed without regard to any business interest or business interest income. This limitation is first applied at the partnership level and any deduction for business interest is taken into account in determining our non-separately stated taxable income or loss.

Then, in applying this business interest limitation at the partner level, the adjusted taxable income of each of our unitholders is determined without regard to such unitholder’s distributive share of any of our items of income, gain, deduction, or loss and is increased by such unitholder’s distributive share of our excess taxable income, which is generally equal to the excess of 30% of our adjusted taxable income over the amount of our deduction for business interest for a taxable year.
To the extent our deduction for business interest is not limited, we will allocate the full amount of our deduction for business interest among our unitholders in accordance with their percentage interests in us. To the extent our deduction for business interest is limited, the amount of any disallowed deduction for business interest will also be allocated to each unitholder in accordance with their percentage interest in us, but such amount of “excess business interest” will not be currently deductible. Subject to certain limitations and adjustments to a unitholder’s basis in its units, this excess business interest may be carried forward and deducted by a unitholder in a future taxable year. Further, a unitholder’s basis in his or her units will generally be increased by the amount of any excess business interest upon a disposition of such units.
In addition to this limitation on the deductibility of a partnership’s business interest, the deductibility of a non-corporate taxpayer’s “investment interest expense” is generally limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:
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interest on indebtedness allocable to property held for investment;

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interest expense allocated against portfolio income; and

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the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent allocable against portfolio income.

The computation of a unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income. Net investment income does not include qualified dividend income (if applicable) or gains attributable to the disposition of property held for investment. A unitholder’s share of a publicly-traded partnership’s portfolio income and, according to the IRS, net passive income will be treated as investment income for purposes of the investment interest expense limitation.
Entity-Level Collections of Unitholder Taxes
If we are required or elect under applicable law to pay any federal, state, local or non-U.S. tax on behalf of any current or former unitholder or our general partner, our partnership agreement authorizes us to treat the payment as a distribution of cash to the relevant unitholder or general partner. Where the tax is payable on behalf of all unitholders or we cannot determine the specific unitholder on whose behalf the tax is payable, our partnership agreement authorizes us to treat the payment as a distribution to all current unitholders. Payments by us as described above could give rise to an overpayment of tax on behalf of a unitholder, in which event the unitholder may be entitled to claim a refund of the overpayment amount. Please read “— Administrative Matters — Information Returns and Audit Procedures.” Each unitholder is urged to consult its tax advisor to determine the consequences to them of any tax payment we make on its behalf.
Allocation of Income, Gain, Loss and Deduction
Except as described below, our items of income, gain, loss and deduction will be allocated among our unitholders in accordance with their percentage interests in us. Specified items of our income, gain, loss and deduction will be allocated under Section 704(c) of the Code (or the principles of Section 704(c) of the Code) to account for any difference between the adjusted tax basis and fair market value of our assets at the time such assets are contributed to us and at the time of any subsequent offering of our units (a “Book-Tax Disparity”). As a result, the federal income tax burden associated with any Book-Tax Disparity immediately prior to an offering will be borne by our partners holding interests in us prior to such offering. In addition, items of recapture income will be specially allocated to the extent possible (subject to the limitations described above) to the unitholder who was allocated the deduction giving rise to that recapture income in order to minimize the recognition of ordinary income by other unitholders.
It may not be administratively feasible to make the relevant adjustments to “book” basis and the relevant Section 704(c) allocations separately each time we issue units, particularly in the case of small or frequent unit issuances. If that is the case, we may use simplifying conventions to make those adjustments and allocations, which may include the aggregation of certain issuances of units. Our counsel, Vinson & Elkins, L.L.P., is unable to opine as to the validity of such conventions.
An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Code to eliminate a Book-Tax Disparity, will be given effect for federal income tax purposes in determining a unitholder’s share of an item of income, gain, loss or deduction only if the allocation has “substantial economic effect.” In any other case, a unitholder’s share of an item will be determined on the basis of the unitholder’s interest in us, which will be determined by taking into account all the facts and circumstances, including (i) the unitholder’s relative contributions to us, (ii) the interests of all the partners in profits and losses, (iii) the interest of all the partners in cash flow and (iv) the rights of all the partners to distributions of capital upon liquidation. Our allocations and liquidation provisions are designed in a way to give effect to our allocations, except to the extent required to achieve parity among the preferred units. Consequently, Vinson & Elkins LLP is unable to opine on whether our allocations of income, gain, loss and deduction will be given effect for U.S. federal income tax purposes.
Treatment of Securities Loans
A unitholder whose units are the subject of a securities loan (for example, a loan to a “short seller” to cover a short sale of units) may be treated as having disposed of those units. If so, such unitholder would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss as a result of such deemed disposition. As a result, during this period (i) any of our income, gain, loss or deduction allocated to those units would not be reportable by the lending unitholder, and (ii) any cash distributions received by the lending unitholder as to those units may be treated as ordinary taxable income.
Due to a lack of controlling authority, Vinson & Elkins L.L.P. has not rendered an opinion regarding the tax treatment of a unitholder that enters into a securities loan with respect to its units. A unitholder desiring to assure its status as a partner and avoid the risk of income recognition from a loan of its units is urged to modify any applicable brokerage account agreements to prohibit its brokers from borrowing and lending its units. The IRS has announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please read “— Disposition of Units — Recognition of Gain or Loss.”
Tax Rates
Under current law, the highest marginal federal income tax rates for individuals applicable to ordinary income and long-term capital gains (generally, gains from the sale or exchange of certain investment assets held for more than one year) are 37% and 20%, respectively. These rates are subject to change by new legislation at any time.
In addition, a 3.8% net investment income tax applies to certain net investment income earned by individuals, estates, and trusts. For these purposes, net investment income generally includes a unitholder’s allocable share of our income and gain realized by a unitholder from a sale of units (without taking into account the 20% deduction discussed below). In the case of an individual, the tax will be imposed on the lesser of (i) the unitholder’s net investment income from all investments, or (ii) the amount by which the unitholder’s modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $125,000 (if the unitholder is married and filing separately) or $200,000 (if the unitholder is unmarried or in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (i) undistributed net investment income, or (ii) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins.
For taxable years beginning after December 31, 2017 and ending on or before December 31, 2025, subject to certain limitations, an individual unitholder is entitled to a deduction equal to 20% of his or her allocable share of our “qualified business income.” For purposes of this deduction, our “qualified business income” is equal to the sum of:
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the net amount of our U.S. items of income, gain, deduction, and loss to the extent such items are included or allowed in the determination of taxable income for the year, excluding, however, certain specified types of passive investment income (such as capital gains and dividends) and certain payments made to the unitholder for services rendered to the Partnership; and

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any gain recognized upon a disposition of our units to the extent such gain is attributable to Section 751 Assets, such as depreciation recapture and our “inventory items,” and is thus treated as ordinary income under Section 751 of the Code.

The income attributable to our Canadian business operations is not considered effectively connected to our U.S. business, and as a result our unitholders will not be entitled to a deduction equal to 20% of his or her allocable share of such income.
Section 754 Election
We have made the election permitted by Section 754 of the Code that permits us to adjust the tax basis in each of our assets as to specific purchasers of our units under Section 743(b) of the Code to reflect the unit purchase price upon subsequent purchases of units and to adjust the tax basis in each of our assets under Section 734(b) of the Code in the event of our repurchase of common units in the open market. That election is irrevocable without the consent of the IRS. The Section 743(b) adjustment separately applies to a unitholder who purchases units from another unitholder based upon the values and adjusted tax basis of each of our assets at the time of the relevant purchase, and the adjustment will reflect the purchase price paid. The Section 743(b) adjustment does not apply to a person who purchases units directly from us. For purposes of this discussion, a unitholder’s basis in our assets will be considered to have two components: (1) its share of the tax basis in our assets as to all unitholders and (2) its Section 743(b) adjustment to that tax basis (which may be positive or negative).
Subject to certain limitations, a Section 743(b) adjustment may create additional depreciable basis that is eligible for bonus depreciation under Section 168(k) to the extent the adjustment is attributable to depreciable property and not to goodwill or real property. However, because we may not be able to determine whether transfers of our units satisfy all of the eligibility requirements and due to other limitations regarding administrability, we plan to elect out of the bonus depreciation provisions of Section 168(k) with respect to basis adjustments under Section 743(b).
Under our partnership agreement, we are authorized to take a position to preserve the uniformity of units even if that position is not consistent with applicable Treasury Regulations. A literal application of Treasury Regulations governing a Section 743(b) adjustment attributable to properties depreciable under Section 167 of the Code may give rise to differences in the taxation of unitholders purchasing units from us and unitholders purchasing from other unitholders. If we have any such properties, we intend to adopt methods employed by other publicly traded partnerships to preserve the uniformity of units, even if inconsistent with existing Treasury Regulations, and Vinson & Elkins L.L.P. has not opined on the validity of this approach. Please read “— Uniformity of Units.”
The IRS may challenge the positions we adopt with respect to depreciating or amortizing the Section 743(b) or Section 734(b) adjustments to preserve the uniformity of units due to the lack of controlling authority. Because a unitholder’s adjusted tax basis for its units is reduced by its share of our items of deduction or loss, any position we take that understates deductions will overstate a unitholder’s basis in its units, and may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read “— Disposition of Units — Recognition of Gain or Loss.” If a challenge to such treatment were sustained, the gain from the sale of units may be increased without the benefit of additional deductions.
The calculations involved in the Section 754 election are complex and are made on the basis of assumptions as to the value of our assets and other matters. The IRS could seek to reallocate some or all of any Section 743(b) or Section 734(b) adjustments we allocated to our depreciable assets to goodwill or nondepreciable assets. Goodwill, as an intangible asset, is generally amortizable over a longer period of time or under a less accelerated method than certain of our tangible assets. We cannot assure any unitholder that the determinations we make will not be successfully challenged by the IRS or that the resulting deductions will not be reduced or disallowed altogether. Should the IRS require a different tax basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than it would have been allocated had the election not been revoked.
Tax Treatment of Operations
Accounting Method and Taxable Year
We will use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in its tax return its share of our income, gain, loss and deduction for each taxable year ending within or with its taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of its units following the close of our taxable year but before the close of its taxable year must include its share of our income, gain, loss and deduction in income for its taxable year, with the result that it will be required to include in income for its taxable year its share of more than twelve months of our income, gain, loss and deduction. Please read “— Disposition of Units — Allocations Between Transferors and Transferees.”
Tax Basis, Depreciation and Amortization
The tax basis of each of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation deductions previously taken, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of its interest in us. Please read “— Tax Consequences of Unit Ownership — Allocation of Income, Gain, Loss and Deduction” and “— Disposition of Units —  Recognition of Gain or Loss.”
The costs we incur in offering and selling our units (called “syndication expenses”) must be capitalized and cannot be deducted currently, ratably or upon our termination. While there are uncertainties regarding the classification of certain costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us, the underwriting discounts and commissions we incur will be treated as syndication expenses. Please read “— Disposition of Units — Recognition of Gain or Loss.”
We are allowed a first-year bonus depreciation deduction equal to 100% of the adjusted basis of certain depreciable property acquired and placed in service after September 27, 2017 and before January 1, 2023. For property placed in service during subsequent years, the deduction is phased down by 20% per year until December 31, 2026. This depreciation deduction applies to both new and used property. However, use of the deduction with respect to used property is subject to certain anti-abuse restrictions, including the requirement that the property be acquired from an unrelated party. We can elect to forgo the depreciation bonus and use the alternative depreciation system for any class of property for a taxable year.
Valuation and Tax Basis of Each of Our Properties
The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values and the tax basis of each of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of tax basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or tax basis are later found to be incorrect, the character and amount of items of income, gain, loss or deduction previously reported by a unitholder could change, and such unitholder could be required to adjust its tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Units
Recognition of Gain or Loss
A unitholder will be required to recognize gain or loss on a sale or exchange of a unit equal to the difference, if any, between the unitholder’s amount realized and the adjusted tax basis in the unit sold (taking into account any basis adjustments attributable to previously disallowed interest deductions). A unitholder’s amount realized generally will equal the sum of the cash and the fair market value of other property it receives plus its share of our nonrecourse liabilities with respect to the unit sold or exchanged. Because the amount realized includes a unitholder’s share of our nonrecourse liabilities, the gain recognized on the sale or exchange of a unit could result in a tax liability in excess of any cash received from such sale or exchange.
Except as noted below, gain or loss recognized by a unitholder on the sale or exchange of a unit held for more than one year generally will be taxable as long-term capital gain or loss. However, gain or loss recognized on the disposition of units will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to Section 751 Assets, such as depreciation recapture and our “inventory items,” regardless of whether such inventory item has substantially appreciated in value. Ordinary income attributable to Section 751 Assets may exceed net taxable gain realized on the sale or exchange of a unit and may be recognized even if there is a net taxable loss realized on the sale or exchange of a unit. Thus, a unitholder may recognize both ordinary income and capital gain or loss upon a sale or exchange of a unit. Net capital loss may offset capital gains and, in the case of individuals, up to $3,000 of ordinary income per year.
For purposes of calculating gain or loss on the sale or exchange of a unit, the unitholder’s adjusted tax basis will be adjusted by its allocable share of our income or loss in respect of its unit for the year of the sale. Furthermore, as described above, the IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner’s tax basis in its entire interest in the partnership as the value of the interest sold bears to the value of the partner’s entire interest in the partnership.
Treasury Regulations under Section 1223 of the Code allow a selling unitholder who can identify units transferred with an ascertainable holding period to elect to use the actual holding period of the units transferred. Thus, according to the ruling discussed in the paragraph above, a unitholder will be unable to select high or low basis units to sell or exchange as would be the case with corporate stock, but, according to the Treasury Regulations, such unitholder may designate specific units sold for purposes of determining the holding period of the units transferred. A unitholder electing to use the actual holding period of any unit transferred must consistently use that identification method for all subsequent sales or exchanges of our units. A unitholder considering the purchase of additional units or a sale or exchange of units purchased in separate transactions is urged to consult its tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.
Specific provisions of the Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” financial position, including a partnership interest with respect to which gain would be recognized if it were sold, assigned or terminated at its fair market value, in the event the taxpayer or a related person enters into:
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a short sale;

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an offsetting notional principal contract; or

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a futures or forward contract with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is authorized to issue Treasury Regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position. Please read “— Tax Consequences of Unit Ownership — Treatment of Securities Loans.”
Allocations Between Transferors and Transferees
In general, our taxable income or loss will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month (the “Allocation Date”). Nevertheless, we allocate certain deductions for depreciation of capital additions based upon the date the underlying property is placed in service, and gain or loss realized on a sale or other disposition of our assets or, in the discretion of the general partner, any other extraordinary item of income, gain, loss or deduction will be allocated among the unitholders on the Allocation Date in the month in which such income, gain, loss or deduction is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.
Although simplifying conventions are contemplated by the Code and most publicly traded partnerships use similar simplifying conventions, existing Treasury Regulations do not specifically authorize the use of the proration method we have adopted. Accordingly, Vinson & Elkins L.L.P. is unable to opine on the validity of this method of allocating income and deductions between transferee and transferor unitholders. If the IRS determines that this method is not allowed under the Treasury Regulations our taxable income or losses could be reallocated among our unitholders. Under our partnership agreement, we are authorized to revise our method of allocation between transferee and transferor unitholders, as well as among unitholders whose interests vary during a taxable year, to conform to a method permitted under the Treasury Regulations.
A unitholder who disposes of units prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deduction attributable to the month of disposition (and any other month during the quarter to which such cash distribution relates and the holder held common units on the first day of such month) but will not be entitled to receive a cash distribution for that period.
Notification Requirements
A unitholder who sells or exchanges any of its units is generally required to notify us in writing of that transaction within 30 days after the transaction (or, if earlier, January 15 of the year following the transaction in the case of a seller). Upon receiving such notifications, we are required to notify the IRS of the transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a transfer of units may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker who will satisfy such requirements.
Uniformity of Units
Because we cannot match transferors and transferees of units and for other reasons, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. As a result of the need to preserve uniformity, we may be unable to completely comply with a number of federal income tax requirements. Any non-uniformity could have a negative impact on the value of our units. Please read “— Tax Consequences of Unit Ownership — Section 754 Election.”
Our partnership agreement permits our general partner to take positions in filing our tax returns that preserve the uniformity of our units. These positions may include reducing the depreciation, amortization or loss deductions to which a unitholder would otherwise be entitled or reporting a slower amortization of Section 743(b) adjustments for some unitholders than that to which they would otherwise be entitled. Vinson & Elkins L.L.P. is unable to opine as to the validity of such filing positions.
A unitholder’s adjusted tax basis in units is reduced by its share of our deductions (whether or not such deductions were claimed on an individual income tax return) so that any position that we take that understates deductions will overstate the unitholder’s basis in its units, and may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read “— Disposition of Units — Recognition of Gain or Loss” and “— Tax Consequences of Unit Ownership — Section 754 Election” above. The IRS may challenge one or more of any positions we take to preserve the uniformity of our units. If such a challenge were sustained, the uniformity of units might be affected, and, under some circumstances, the gain from any sale of our units might be increased without the benefit of additional deductions.
In addition, as described above at “— Tax Consequences of Unit Ownership — Allocation of Income, Gain, Loss and Deduction,” if we aggregate multiple issuances of units for purposes of making adjustments to “book” basis and related tax allocations, to ensure the uniformity of our units, we will treat each of our units as having the same capital account balance, regardless of the price actually paid by each purchaser of units in the aggregated offerings. Although our counsel, Vinson & Elkins L.L.P., is unable to opine as to the validity of such an approach, we do not expect the number of affected units, or the differences between the purchase price of a unit and the initial capital account balance assigned to the unit, to be material.
Tax-Exempt Organizations and Other Investors
Ownership of our units by employee benefit plans and other tax-exempt organizations, as well as by non-resident alien individuals, non-U.S. corporations and other non-U.S. persons (collectively, “Non-U.S. Unitholders”) raises issues unique to those investors and, as described below, may have substantial adverse tax consequences to them. Each prospective unitholder that is a tax-exempt entity or a Non-U.S. Unitholder should consult its tax advisors before investing in our units. See the “Investment by Employee Benefit Plan” section below for additional details regarding investments by certain employee benefit plans.
Employee benefit plans and most other tax-exempt organizations, including IRAs and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income will be unrelated business taxable income and will be taxable to a tax-exempt unitholder. Each prospective unitholder that is a tax-exempt entity or a Non-U.S. Unitholder should consult its tax advisors before investing in our common units.
Non-U.S. Unitholders are taxed by the United States on income effectively connected with a U.S. trade or business (“effectively connected income”) and on certain types of U.S.-source non-effectively connected income (such as dividends), unless exempted or further limited by an income tax treaty. Each Non-U.S. Unitholder will be considered to be engaged in business in the United States because of its ownership of our units. Furthermore, Non-U.S. Unitholders will be deemed to conduct such activities through a permanent establishment in the United States within the meaning of an applicable tax treaty. Consequently, each Non-U.S. Unitholder will be required to file federal tax returns to report its share of our income, gain, loss or deduction and pay federal income tax on its share of our net income or gain. Moreover, under rules applicable to publicly-traded partnerships, distributions to Non-U.S. Unitholders are subject to withholding at the highest applicable effective tax rate. Each Non-U.S. Unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN or W-8BEN-E (or other applicable or successor form) in order to obtain credit for these withholding taxes.
In addition, if a Non-U.S. Unitholder is classified as a non-U.S. corporation, it will be treated as engaged in a United States trade or business and may be subject to the U.S. branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain as adjusted for changes in the foreign corporation’s “U.S. net equity” to the extent reflected in the corporation’s earnings and profits. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a “qualified resident.” In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Code.
A Non-U.S. Unitholder who sells or otherwise disposes of a unit will be subject to federal income tax on gain realized from the sale or disposition of that unit to the extent the gain is effectively connected with a U.S. trade or business of the Non-U.S. Unitholder. Gain realized by a Non-U.S. Unitholder from the sale of its interest in a partnership that is engaged in a trade or business in the United States will be considered to be “effectively connected” with a U.S. trade or business to the extent that gain that would be recognized upon a sale by the partnership of all of its assets would be “effectively connected” with a U.S. trade or business. Thus, a substantial portion of a Non-U.S. Unitholder’s gain from the sale or other disposition of our units would be treated as effectively connected with a unitholder’s indirect U.S. trade or business constituted by its investment in us and would be subject to federal income tax. As a result of the effectively connected income rules described above, the exclusion from U.S. taxation under the Foreign Investment in Real Property Tax Act for gain from the sale of partnership units regularly traded on an established securities market will not prevent a Non-U.S. Unitholder from being subject to federal income tax on gain from the sale or disposition of its units to the extent such gain is effectively connected with a U.S. trade or business. We expect a substantial portion of the gain from the sale or disposition of our units to be treated as effectively connected with a U.S. trade or business.
Moreover, under Section 1446(f) of the Code, the transferee of an interest in a partnership that is engaged in a U.S. trade or business is generally required to withhold 10% of the amount realized by the transferor unless the transferor certifies that it is not a foreign person. While the determination of a partner’s “amount realized” generally includes any decrease of a partner’s share of the partnership’s liabilities, the Treasury regulations provide that the “amount realized” on a transfer of an interest in a publicly traded partnership, such as our units, will generally be the amount of gross proceeds paid to the broker effecting the applicable transfer on behalf of the transferor, and thus will be determined without regard to any decrease in that partner’s share of a publicly traded partnership’s liabilities. The Treasury regulations provide that withholding on a transfer of an interest in a publicly traded partnership will not be imposed on a transfer that occurs prior to January 1, 2022, and administrative guidance from the IRS further provides that the applicability date under the Section 1446(f) withholding obligations has been deferred until January 1, 2023. For a transfer of interests in a publicly traded partnership that is effected through a broker on or after January 1, 2023, the obligation to withhold is imposed on the transferor’s broker. Prospective foreign unitholders should consult their tax advisors regarding the impact of these rules on an investment in our units.
Administrative Matters
Information Returns and Audit Procedures
We intend to furnish to each unitholder, within 90 days after the close of each taxable year, specific tax information, including a Schedule K-1, which describes its share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder’s share of income, gain, loss and deduction. We cannot assure our unitholders that those positions will yield a result that conforms to all of the requirements of the Code, Treasury Regulations or administrative interpretations of the IRS.
The IRS may audit our federal income tax information returns. Neither we nor Vinson & Elkins L.L.P. can assure prospective unitholders that the IRS will not successfully challenge the positions we adopt, and such a challenge could adversely affect the value of our units. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year’s tax liability, and may result in an audit of the unitholder’s own return. Any audit of a unitholder’s return could result in adjustments unrelated to our returns.
Publicly-traded partnerships are treated as entities separate from their owners for purposes of federal income tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings for each of the partners.
Pursuant to the Bipartisan Budget Act of 2015, for taxable years beginning after December 31, 2017, if the IRS makes audit adjustments to our income tax returns, it may assess and collect any taxes (including any applicable penalties and interest) resulting from such audit adjustment directly from us, unless we elect to have our general partner, unitholders and former unitholders take any audit adjustment into account in accordance with their interests in us during the taxable year under audit. Similarly, for such taxable years, if the IRS makes audit adjustments to income tax returns filed by an entity in which we are a member or partner, it may assess and collect any taxes (including penalties and interest) resulting from such audit adjustment directly from such entity.
Generally, we expect to elect to have our general partner, unitholders and former unitholders take any such audit adjustment into account in accordance with their interests in us during the taxable year under audit, but there can be no assurance that such election will be effective in all circumstances. If we are unable or if it is not economical to have our general partner, unitholders and former unitholders take such audit adjustment into account in accordance with their interests in us during the taxable year under audit, then our current unitholders may bear some or all of the tax liability resulting from such audit adjustment, even if such unitholders did not own our units during the taxable year under audit. If, as a result of any such audit adjustment, we are required to make payments of taxes, penalties or interest, our cash available for distribution to our unitholders might be substantially reduced. These rules are not applicable for taxable years beginning on or prior to December 31, 2017. Congress has proposed changes to the Bipartisan Budget Act, and we anticipate that amendments may be made. Accordingly, the manner in which these rules may apply to us in the future is uncertain.
Additionally, pursuant to the Bipartisan Budget Act of 2015, the Code will no longer require that we designate a Tax Matters Partner. Instead, for taxable years beginning after December 31, 2017, we will be required to designate a partner, or other person, with a substantial presence in the United States as the partnership representative (“Partnership Representative”). The Partnership Representative will have the sole authority to act on our behalf for purposes of, among other things, federal income tax audits and judicial review of administrative adjustments by the IRS. If we do not make such a designation, the IRS can select any person as the Partnership Representative. We currently anticipate that we will designate our general partner as the Partnership Representative. Further, any actions taken by us or by the Partnership Representative on our behalf with respect to, among other things, federal income tax audits and judicial review of administrative adjustments by the IRS, will be binding on us and all of our unitholders.
Additional Withholding Requirements
Withholding taxes may apply to certain types of payments made to “foreign financial institutions” (as specially defined in the Code) and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on withholdable payments, including interest, dividends and other fixed or determinable annual or periodic gains, profits and income from sources within the United States (“FDAP Income”) paid to a foreign financial institution or to a “non-financial foreign entity” (as specially defined in the Code), unless (i) the foreign financial institution undertakes certain diligence and reporting, (ii) the non-financial foreign entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. While withholdable payments would have originally included payments of gross proceeds from the sale or other disposition of any property of a type which could produce interest or dividends from sources within the United States (“Gross Proceeds”) on or after January 1, 2019, proposed Treasury Regulations provide that such payments of Gross Proceeds do not constitute withholdable payments. Taxpayers may rely generally on these proposed Treasury Regulations until they are revoked or final Treasury Regulations are issued.
If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (i) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to noncompliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these requirements may be subject to different rules.
To the extent we have FDAP Income that is not treated as effectively connected with a U.S. trade or business (please read “— Tax-Exempt Organizations and Other Investors”), a unitholder that is a foreign financial institution or certain other non-U.S. entity, or a person that holds its units through such foreign entities, may be subject to withholding on distributions they receive from us, or its distributive share of our income, pursuant to the rules described above. Each prospective unitholder should consult its own tax advisors regarding the potential application of these withholding provisions to its investment in our units.
Nominee Reporting
Persons who hold an interest in us as a nominee for another person are required to furnish to us:
•
the name, address and taxpayer identification number of the beneficial owner and the nominee;

•
a statement regarding whether the beneficial owner is:

•
a non-U.S. person;

•
a non-U.S. government, an international organization or any wholly-owned agency or instrumentality of either of the foregoing; or

•
a tax-exempt entity;

•
the amount and description of units held, acquired or transferred for the beneficial owner; and

•
specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

Each broker and financial institution is required to furnish additional information, including whether such broker or financial institution is a U.S. person and specific information on any units such broker or financial institution acquires, holds or transfers for its own account. A penalty per failure, with a significant maximum penalty per calendar year, is imposed by the Code for failure to report that information to us. The nominee is required to supply the beneficial owner of our units with the information furnished to us.
Accuracy-Related Penalties
Certain penalties may be imposed as a result of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for the underpayment of that portion and that the taxpayer acted in good faith regarding the underpayment of that portion. We do not anticipate that any accuracy-related penalties will be assessed against us.
State, Local and Other Tax Considerations
In addition to federal income taxes, unitholders may be subject to other taxes, including state and local income taxes, unincorporated business taxes, and estate, inheritance or intangibles taxes that may be imposed by the various jurisdictions in which we conduct business or own property now or in the future or in which the unitholder is a resident. We conduct business or own property in many states in the United States. Some of these states may impose an income tax on individuals, corporations and other entities. As we make acquisitions or expand our business, we may own property or conduct business in additional states that impose a personal income tax. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider the potential impact of such taxes on its investment in us.
A unitholder may be required to file income tax returns and pay income taxes in some or all of the jurisdictions in which we do business or own property, though such unitholder may not be required to file a return and pay taxes in certain jurisdictions because its income from such jurisdictions falls below the jurisdiction’s filing and payment requirement. Further, a unitholder may be subject to penalties for a failure to comply with any filing or payment requirement applicable to such unitholder. Some of the jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder’s income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return.
It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, of its investment in us. We strongly recommend that each prospective unitholder consult, and depend upon, its own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local and non-U.S., as well as federal tax returns that may be required of it. Vinson & Elkins L.L.P. has not rendered an opinion on the state, local, alternative minimum tax or non-U.S. tax consequences of an investment in us.

INVESTMENT BY EMPLOYEE BENEFIT PLANS
An investment in our common units by an employee benefit plan is subject to additional considerations because the investments of these plans are subject to the fiduciary responsibility and prohibited transaction provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and restrictions imposed by Section 4975 of the Code and provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”). For these purposes, the term “employee benefit plan” includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or IRAs established or maintained by an employer or employee organization.
ERISA and the Code impose certain duties on persons who are fiduciaries of a plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of an ERISA Plan or the management or disposition of the assets of an ERISA Plan, or who renders investment advice for a fee or other compensation to an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.
In considering an investment in our common units, the fiduciaries of an ERISA Plan should determine whether such investment is authorized by the documents and instruments governing the ERISA Plan, the applicable provisions of ERISA, the Code or any Similar Laws relating to the fiduciary’s duties to the ERISA Plan.
Among other things, consideration should be given to:
•
whether the investment is prudent under Section 404(a)(1)(B) of ERISA and any applicable Similar Laws;

•
whether in making the investment, the plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA and applicable Similar Laws;

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whether the investment is permitted under the terms of the applicable documents governing the plan;

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whether the investment will result in recognition of unrelated business taxable income by the plan and, if so, the potential after-tax investment return;

•
whether the acquisition or holding of common units will constitute a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code; and

•
whether the plan will be considered to hold, as plan assets, (i) only our common units or (ii) an undivided interest in our underlying assets.

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving “plan assets” with persons or entities who are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the plan, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to excise taxes, penalties and liabilities under ERISA and the Code. The acquisition and/or holding of common units by an ERISA Plan with respect to which the issuer, the initial purchaser, or a guarantor is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. Therefore, a fiduciary of an employee benefit plan or an IRA accountholder that is considering an investment in our common units should consider whether the entity’s purchase or ownership of such common units would or could result in the occurrence of such a non-exempt prohibited transaction.
In addition to considering whether the purchase of common units is or could result in a prohibited transaction, a fiduciary of an employee benefit plan should consider whether the plan will, by investing in our common units, be deemed to own an undivided interest in our assets, with the result that our general partner also would be a fiduciary of the plan and our operations would be subject to the regulatory restrictions of ERISA, including fiduciary standards and its prohibited transaction rules, as well as the prohibited transaction rules of the Code or other applicable Similar Laws.
ERISA and the Department of Labor regulations provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed “plan assets” under certain circumstances. Under these rules, an entity’s assets generally would not be considered to be “plan assets” if, among other things:
•
the equity interests acquired by employee benefit plans are publicly offered securities; i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, “freely transferable” (as defined in the applicable Department of Labor regulations) and are either registered under certain provisions of the federal securities laws or sold to the ERISA Plan as part of a public offering under certain conditions;

•
the entity is an “operating company”; i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority owned subsidiary or subsidiaries; or

•
there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest, disregarding some interests held by our general partner, its affiliates (which do not include the Legacy Owners), and some other persons, is held by (1) employee benefit plans subject to the fiduciary responsibility provisions of ERISA, (2) plans to which the prohibited transaction rules of Section 4975 of the Code apply, and (3) entities whose underlying assets include plan assets by reason of a plan’s investment in such entity.

The summary above is based on the provisions of ERISA and the Code (and related regulations and administrative and judicial interpretations) as of the date of this filing. This summary does not purport to be complete, and no assurance can be given that future legislation, court decisions, regulations, rulings or pronouncements will not significantly modify the requirements summarized above. Any of these changes may be retroactive and may thereby apply to transactions entered into prior to the date of their enactment or release. This discussion is general in nature and is not intended to be all inclusive, nor should it be construed as investment or legal advice.
Plan fiduciaries contemplating a purchase of common units should consult with their own counsel regarding the consequences under ERISA, the Code and other Similar Laws in light of the serious penalties imposed on persons who engage in prohibited transactions or other violations. The sale of our common units to any plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by any such plan or that such investment is appropriate for any such plan.

SELLING UNITHOLDERS
This prospectus covers the offering for resale, from time to time, in one or more offerings, of up to (i) 1,385,048 common units issuable upon the conversion of 1,385,048 Series A Convertible Preferred Units representing limited partner interests in us (“Series A preferred units” and, such holders, the “preferred holders”) into common units generally on a one-for-one basis (the “Preferred Conversion Right”), (ii) 792,074 common units held by AAP, and (iii) 1,186,355 common units by certain current and former members of management (together with the preferred holders and AAP, the “selling unitholders”). The common units held by AAP are distributable to certain holders of earned Class B units (“management holders”) representing limited partner interests in AAP (“AAP Class B units”). Upon vesting, such AAP Class B units are convertible into Class A units representing limited partner interests in AAP (“AAP Class A units”) and, following such conversion, the management holders may cause AAP to redeem any and all of such AAP Class A units in exchange for the distribution by AAP of an equivalent number of common units (the “AAP Redemption Right”).
The Series A preferred units were acquired by the preferred holders in February 2018 in connection with the quarterly distribution of additional Series A preferred units by us in lieu of cash in respect of the quarter ended December 31, 2017. The resale of 69,696,542 common units underlying Series A preferred units issued prior to December 31, 2017 was previously registered in a separate registration statement dated December 7, 2017 (File No. 333-221845).
The common units held by AAP were issued to AAP on various dates between April 2018 and April 2019 pursuant to the Omnibus Agreement dated November 15, 2016, by and among the Partnership, PAGP, PAGP GP, PAA GP, AAP and GP LLC. The resale of 3,409,371 common units previously issued to AAP pursuant to the Omnibus Agreement was previously registered in a separate registration statement dated December 7, 2016, as supplemented on December 30, 2016, March 23, 2017, March 31, 2017 and June 8, 2017 (File No. 333-214778).
The common units offered by the management holders listed in the table below have been or may be acquired upon exercise of the AAP Redemption Right with respect to AAP Class B units that vested and were converted into AAP Class A units on various dates ranging from January 2020 through January 2022. Each management holder of currently unvested AAP Class B units that converts his vested AAP Class B units into AAP Class A units and exercises the AAP Redemption Right subsequent to the effective date of this registration statement will be named as a selling unitholder in a prospectus supplement.
The issuance of common units to AAP was, and any issuance of common units in connection with the Preferred Conversion Right will be, exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). We are registering the offering by the preferred holders of the common units described herein pursuant to the provisions of the Registration Rights Agreement dated January 28, 2016 between us and the purchasers named on Schedule A thereto. We are registering the offering by AAP and the management holders of the common units listed below pursuant to the Seventh Amended and Restated Agreement of Limited Partnership of the Partnership dated October 10, 2017 and the Registration Rights Agreement dated November 15, 2016 between us and the Holders defined therein.
No offer or sale of the common units covered herein may occur unless the registration statement that includes this prospectus has been declared effective by the SEC and remains effective at the time such selling unitholder offers or sells such common units. We are required, under certain circumstances, to update, supplement or amend this prospectus to reflect material developments in our business, financial position and results of operations and may do so by an amendment to this prospectus, a prospectus supplement or a future filing with the SEC that is incorporated by reference into this prospectus.
The following table sets forth information relating to the selling unitholders as of September 30, 2022 based on information supplied to us by the selling unitholders on or prior to that date. We have not sought to verify such information. Information concerning the selling unitholders may change over time and selling unitholders may be added; if necessary, we will supplement this prospectus accordingly. Unless otherwise noted, none of the selling unitholders is a broker-dealer registered under Section 15 of the Exchange Act or an affiliate of a broker-dealer registered under Section 15 of the Exchange Act. The selling unitholders may hold or acquire at any time common units in addition to those offered by this prospectus and may have acquired additional common units since the date on which the information reflected herein was provided to us. In addition, the selling unitholders may have sold, transferred or otherwise disposed of some or all of their common units since the date on which the information reflected herein was provided to us and may in the future sell, transfer or otherwise dispose of some or all of their common units in private placement transactions exempt from, or not subject to, the registration requirements of the Securities Act.
As of September 30, 2022, there were 698,332,685 common units and 71,090,468 Series A preferred units issued and outstanding. The beneficial ownership information presented below assumes that all outstanding Series A preferred units have been converted to common units.
Selling Unitholders	Common Units Beneficially Owned Prior to the Offering	Percentage of Common Units Beneficially Owned Prior to the Offering(1)	Common Units Offered Hereby	Common Units to be Beneficially Owned After Offering	Percentage of Common Units to be Beneficially Owned After Offering
Plains AAP, L.P.	241,508,935	31.4%	792,074	240,716,861	31.3%
Preferred holders
EMG Fund IV PAA Holdings, LLC(1)	20,376,259	2.6%	399,534	19,976,725	2.6%
EnCap Energy Capital Fund X, L.P.(2)	12,678,560	1.6%	248,599	12,429,961	1.6%
EnCap Flatrock Midstream Fund III, L.P.(3)	12,678,560	1.6%	248,599	12,429,961	1.6%
FR XIII PAA Holdings Holdco LLC(4)	12,678,560	1.6%	248,599	12,429,961	1.6%
Stonepeak PAA Fund I SPV LLC(5)	4,511,601	*	88,462	4,423,139	*
PAA Holdco Fund II LLC(6)	1,827,677	*	35,837	1,791,840	*
Kaiser Foundation Hospitals(7)	4,528,054	*	88,785	4,439,269	*
Kayne Anderson MLP Fund, L.P.(8)	679,200	*	13,317	665,883	*
Kayne Anderson Midstream Institutional Fund, L.P.(9)	388,800	*	7,623	381,177	*
KANTI (QP), L.P.(10)	199,229	*	3,906	195,323	*
Kayne Anderson Non-Traditional Investments, L.P.(11)	27,166	*	532	26,634	*
Citigroup Pension Plan(12)	64,001	*	1,255	62,746	*
Executive Officers
Richard McGee(13)	722,653	*	414,607	308,046	*
Chris Herbold(14)	229,888	*	138,204	91,684	*
Other Current and Former Officers, Employees and their Associates as a Group(15)	1,549,407	*	633,544	915,863	*

*
Less than one percent.

(1)
EMG Fund IV PAA Holdings, LLC, a Delaware limited liability company (“EMG PAA”), is managed by EMG Fund IV Management, LP, a Delaware limited partnership (“EMG LP”) and manager of EMG PAA, which in turn is managed by EMG Fund IV Management, LLC, a Delaware limited liability company and general partner of EMG LP, which is managed by one individual. John T. Raymond is the Chief Executive Officer of EMG PAA and also serves as the manager of EMG PAA, which is a registered investment adviser. Mr. Raymond also serves on the board of directors of PAGP GP. The address of EMG PAA is 2229 San Felipe St., Suite 1300, Houston, Texas 77019.

(2)
EnCap Energy Capital Fund X, L.P., a Texas limited partnership (“EnCap Fund X”), is the record holder of the listed securities. EnCap Fund X is managed by EnCap Equity Fund X GP, L.P., a Texas limited partnership (“EnCap Fund X GP”) and its general partner, which in turn is managed by EnCap Investments L.P., a Delaware limited partnership (“EnCap Investments”) and the general partner of EnCap Fund X GP, which in turn is managed by EnCap Investments GP, L.L.C., a Delaware limited liability company (“EnCap Investments GP”) and the general partner of EnCap Investments. EnCap

Investments GP is managed by EnCap Investments Holdings, LLC, a Delaware limited liability company (“EnCap Holdings”) and the sole member of EnCap Investments GP, which in turn is managed by EnCap Partners, LP, a Delaware limited partnership (“EnCap Partners) and the managing member of EnCap Holdings, which in turn is managed by EnCap Partners GP, LLC, a Delaware limited liability company (“EnCap Partners GP”) and the general partner of EnCap Partners. Therefore, EnCap Partners GP, EnCap Partners, EnCap Holdings, EnCap Investments GP, EnCap Investments and EnCap Fund X GP may be deemed to beneficially own the listed securities. Gary Petersen, one of the managing members of EnCap Partners GP, serves on the board of directors of PAGP GP. The address of EnCap Energy Capital is 9651 Katy Freeway, Suite 600, Houston, Texas 77024.
(3)
EnCap Flatrock Midstream Fund III, L.P., a Texas limited partnership (“EnCap Flatrock Fund”), is the record holder of the listed securities. EnCap Flatrock Fund is managed by EnCap Flatrock Midstream Fund III GP, L.P., a Cayman exempt limited partnership (“EnCap Flatrock Fund GP”) and the general partner of EnCap Flatrock Fund, which in turn is managed by EnCap Flatrock Midstream Fund III General Partner, LLC, a Cayman limited liability company (“EnCap Flatrock LLC”) and the general partner of EnCap Flatrock Fund GP, which in turn is governed by its members, EnCap Investments and Flatrock Energy Advisors, LLC, a Texas limited liability company. EnCap Investments is managed by its general partner, EnCap Investments GP, which in turn is managed by its sole member, EnCap Holdings, which in turn is managed by its managing member, EnCap Partners, which in turn is managed by its general partner, EnCap Partners GP. Therefore, EnCap Partners GP, EnCap Partners, EnCap Holdings, EnCap Investments GP, EnCap Investments, EnCap Flatrock LLC and EnCap Flatrock Fund GP may be deemed to beneficially own the listed securities. Gary Petersen, one of the managing members of EnCap Partners GP, serves on the board of directors of PAGP GP. The address of EnCap Flatrock Fund is 9651 Katy Freeway, Suite 600, Houston, Texas 77024.

(4)
FR XIII PAA Holdings Holdco LLC (“FR PAA Holdco”) is owned and managed by FR KA Plains Holdings, LLC (“FR Plains Holdco”), which in turn is owned and managed by FR XIII Midstream Holdings LLC (“FR Midstream Holdco” and together with FR PAA Holdco and FR Plains Holdco, the “First Reserve Vehicles”). The First Reserve Vehicles are managed by First Reserve GP XIII, L.P. which, in turn, is managed by First Reserve GP XIII Limited (“Ultimate GP”). The Ultimate GP is managed by a board of directors, which is comprised of 11 individuals. The address of FR PAA Holdco is 262 Harbor Drive, Stamford, Connecticut 06902.

(5)
Stonepeak PAA Fund I SPV LLC, a Delaware limited liability company (“Stonepeak PAA”), is managed by Stonepeak Texas Midstream Holdco LLC, a Delaware limited liability company and its managing member, which is in turn managed by Stonepeak Associates LLC, a Delaware limited partnership (“Stonepeak Associates”) and its managing member, which is in turn managed by Stonepeak GP Holdings LP, a Delaware limited partnership and its sole member, which is in turn managed by Stonepeak GP Investors LLC, a Delaware limited liability company and its general partner, which is managed by Stonepeak GP Investors Manager LLC, a Delaware limited liability company (“Stonepeak Investors Manager”) and its managing member, which is managed by Michael Dorrell, its managing member. In October 2021, we completed a merger with Oryx Midstream Holdings LLC (“Oryx Midstream”) and Stonepeak Infrastructure Partners, each an affiliate of Stonepeak PAA, pursuant to which certain of our, and all of Oryx Midstream’s, Permian Basin assets were combined into a newly formed joint venture (the “Permian JV”). We own 65% of the Permian JV and operate the combined assets. The address of Stonepeak PAA is 55 Hudson Yards, 550 W. 34th St., 48th Floor, New York, NY 10001.

(6)
PAA Holdco Fund II LLC, a Delaware limited liability company (“PAA Holdco”), is managed by Stonepeak Associates II LLC, a Delaware limited liability company and its managing member, which is in turn managed by Stonepeak GP Holdings II LP, a Delaware limited partnership and its sole member, which is in turn managed by Stonepeak GP Investors II LLC, a Delaware limited liability company and its general partner, which is in turn managed by Stonepeak Investors Manager, a Delaware limited liability company and its managing member, which is managed by Michael Dorrell, its managing member. In October 2021, we completed a merger with Oryx Midstream and Stonepeak Infrastructure Partners, each an affiliate of Stonepeak PAA, pursuant to which certain of our, and all of Oryx Midstream’s, Permian Basin assets were combined into the Permian JV. We own 65% of the Permian JV and operate the combined assets. The address of Stonepeak PAA is 55 Hudson Yards, 550 W. 34th St.,

48th Floor, New York, NY 10001. The address of PAA Holdco is 55 Hudson Yards, 550 W. 34th St., 48th Floor, New York, NY 10001.
(7)
Kaiser Foundation Hospitals, a 501(c)(3) nonprofit California public benefit corporation (“KFH”), is managed by a board of directors, which is comprised of two individuals, Thomas Lurquin and Thomas Meier. The address of KFH is One Kaiser Plaza, Oakland, California 94612.

(8)
Kayne Anderson MLP Fund, L.P., a Delaware limited partnership (“KA MLP Fund”), is managed by Kayne Anderson Capital Advisors, L.P., a Delaware limited partnership (“KACALP”) and general partner of KA MLP Fund. John C. Frey is the portfolio manager of KA MLP Fund. Representatives of KA MLP Fund have advised us that KA MLP Fund is an affiliate of a U.S. registered broker-dealer; however KA MLP Fund acquired the common units in the ordinary course of business and, at the time of acquisition, had no agreements or understandings, directly or indirectly, with any party to distribute the common units held by KA MLP Fund. Further, KACALP previously held a right to designate an individual to serve on the board of directors of PAGP GP; however, such right was eliminated effective August 19, 2021. The address of KA MLP Fund is 1800 Avenue of the Stars, 3rd Floor, Los Angeles, California 90067.

(9)
Kayne Anderson Midstream Institutional Fund, L.P., a Delaware limited partnership (“KAM Institutional Fund LP”), is managed by KACALP, the general partner of KAM Institutional Fund LP. John C. Frey is the portfolio manager of KAM Institutional Fund LP. Representatives of KAM Institutional Fund LP have advised us that KAM Institutional Fund LP is an affiliate of a U.S. registered broker-dealer; however, KAM Institutional Fund LP acquired the common units in the ordinary course of business and, at the time of acquisition, had no agreements or understandings, directly or indirectly, with any party to distribute the common units held by KAM Institutional Fund LP. KACALP serves as the investment manager of KAM Institutional Fund LP. Further, KACALP previously held a right to designate an individual to serve on the board of directors of PAGP GP; however, such right was eliminated effective August 19, 2021. The address of KAM Institutional Fund LP is 1800 Avenue of the Stars, 3rd Floor, Los Angeles, California 90067.

(10)
KANTI (QP), L.P., a Delaware limited partnership (“KANTI”), is managed by KACALP, the general partner of KANTI. Paul Stuart Blank is the portfolio manager of KANTI. Representatives of KANTI have advised us that KANTI is an affiliate of a U.S. registered broker-dealer; however, KANTI acquired the common units in the ordinary course of business and, at the time of acquisition, had no agreements or understandings, directly or indirectly, with any party to distribute the common units held by KANTI. Further, KACALP previously held a right to designate an individual to serve on the board of directors of PAGP GP; however, such right was eliminated effective August 19, 2021. The address of KANTI is 1800 Avenue of the Stars, 3rd Floor, Los Angeles, California 90067.

(11)
Kayne Anderson Non-Traditional Investments, L.P., a Delaware limited partnership (“KA NT LP”), is managed by KACALP, the general partner of KAM Institutional Fund LP. Paul Stuart Blank is the portfolio manager of KA NT LP.. Representatives of KA NT LP have advised us that KA NT LP is an affiliate of a U.S. registered broker-dealer; however, KA NT LP acquired the common units in the ordinary course of business and, at the time of acquisition, had no agreements or understandings, directly or indirectly, with any party to distribute the common units held by KA NT LP. Further, KACALP previously held a right to designate an individual to serve on the board of directors of PAGP GP; however, such right was eliminated effective August 19, 2021. The address of KA NT LP is 1800 Avenue of the Stars, 3rd Floor, Los Angeles, California 90067.

(12)
The Citigroup Pension Plan, a qualified defined benefit plan subject to ERISA (“Citigroup”), is managed by KACALP, the investment manager of Citigroup. John C. Frey is the portfolio manager of Citigroup.. Representatives of Citigroup have advised us that Citigroup is an affiliate of a U.S. registered broker-dealer; however, Citigroup acquired the common units in the ordinary course of business and, at the time of acquisition, had no agreements or understandings, directly or indirectly, with any party to distribute the common units held by Citigroup. Further, KACALP previously held a right to designate an individual to serve on the board of directors of PAGP GP; however, such right was eliminated effective August 19, 2021. The address of Citigroup is 1800 Avenue of the Stars, 3rd Floor, Los Angeles, California 90067, c/o KACALP.

(13)
This selling unitholder is the Executive Vice President, General Counsel and Secretary of GP LLC and PAGP GP.

(14)
This selling unitholder is the Senior Vice President, Finance and Chief Accounting Officer of GP LLC and PAGP GP.

(15)
Other current and former officers, employees and their associates as a group includes 11 individuals not otherwise listed above that collectively own approximately 0.20% of the common units. All of the selling unitholders in this group are current or former officers or employees of GP LLC.

PLAN OF DISTRIBUTION
We are registering the common units offered by this prospectus on behalf of the selling unitholders. As used in this prospectus, “selling unitholders” includes partners, pledgees, donees (including charitable organizations), transferees or other successors-in-interest selling common units received from any selling unitholder identified in this prospectus after the date of this prospectus.
Subject to certain restrictions on transfer that may be applicable to the selling unitholders, the selling unitholders intend to offer and sell the common units offered by this prospectus by one or more of, or a combination of, the following methods:
•
through one or more underwriters for public offering and sale;

•
through one or more broker-dealers who may act as agent or may purchase common units as principal and thereafter resell the common units from time to time;

•
in or through one or more transactions (which may involve crosses and block transactions) or distributions, including exchange distributions, distributions to beneficial owners and/or secondary distributions;

•
on NASDAQ;

•
in the over-the-counter market;

•
in private transactions;

•
to investors directly; or

•
any other method permitted pursuant to applicable law.

A selling unitholder may elect to make a pro rata in-kind distribution of common units to its members, partners or other equityholders. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use this prospectus to resell common units acquired in the distribution.
The offering price per common unit will be determined from time to time by the selling unitholders in connection with, and at the time of, the sale by such selling unitholders. The selling unitholders may price the common units at:
•
market prices prevailing at the time of any sale under this registration statement;

•
prices related to the then-current market prices;

•
a fixed price; or

•
negotiated prices.

In addition, the selling unitholders may from time to time sell common units in compliance with Rule 144 under the Securities Act, if available, or pursuant to other available exemptions from the registration requirements under the Securities Act, rather than pursuant to this prospectus. The selling unitholders may be required by the securities laws of certain states to offer and sell the common units only through registered or licensed brokers or dealers.
The selling unitholders may act independently of us in making decisions with respect to the timing, manner and size of each of their sales.
The selling unitholders may authorize underwriters acting as their agent to offer and sell common units upon the terms and conditions as are set forth in an applicable prospectus supplement. In connection with the sale of these common units, underwriters may be deemed to have received compensation from the selling unitholders in the form of underwriting discounts or commissions and may also receive commissions from purchasers of common units for whom they may act as agent or to whom they sell as principals, or both. Underwriters may sell common units to or through dealers. Dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent or to whom they sell as principals, or both. A member firm of NASDAQ may be engaged to act as the agent of the selling unitholders in the sale of common units.
As of the date of this prospectus, the selling unitholders have not engaged any underwriter, broker, dealer or agent in connection with the offer and sale of common units pursuant to this prospectus by the selling unitholders. To the extent required, the names of the specific managing underwriter or underwriters, if any, as well as other important information, will be set forth in an applicable prospectus supplement. In that event, any underwriting compensation paid by the selling unitholders to underwriters or agents in connection with the offering of these common units, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement.
Broker-dealers may also receive compensation in the form of underwriting discounts or commissions and may receive commissions from purchasers of the common units for whom they may act as agents. If any broker-dealer purchases the common units as principal, it may effect resales of the common units from time to time to or through other broker-dealers, and other broker-dealers may receive compensation in the form of concessions or commissions from the purchasers of common units for whom they may act as agents.
We will pay the costs and expenses related to the registration and offering of the common units offered hereby. We will not pay any underwriting fees, discounts and selling commissions (and similar fees or arrangements associated therewith) allocable to each selling unitholder’s sale of its common units; these expenses will be paid by the selling unitholders.
We have agreed to indemnify the selling unitholders against certain liabilities to which they may become subject in connection with the sale of the common units owned by the selling unitholders and registered under this prospectus, including liabilities arising under the Securities Act. We may indemnify underwriters, brokers, dealers and agents against specific liabilities to which they may become subject in connection with the sale of the common units owned by the selling unitholders and registered under this prospectus, including liabilities under the Securities Act.
Any underwriters, brokers, dealers and agents who participate in any sale of the common units may also engage in transactions with, or perform services for, us or our affiliates in the ordinary course of their businesses.
Because FINRA views our common units as interests in a direct participation program, any offering of common units under the registration statement of which this prospectus forms a part will be made in compliance with Rule 2310 of the FINRA Rules.
In connection with offerings under this shelf registration statement and in compliance with applicable law, underwriters, brokers or dealers may engage in transactions that stabilize or maintain the market price of the common units at levels above those that might otherwise prevail in the open market. Specifically, underwriters, brokers or dealers may over-allot in connection with offerings, creating a short position in the common units for their own accounts. For the purpose of covering a syndicate short position or stabilizing the price of the common units, the underwriters, brokers or dealers may place bids for the common units or effect purchases of the common units in the open market. Finally, the underwriters may impose a penalty whereby selling concessions allowed to syndicate members or other brokers or dealers for distribution of the common units in offerings may be reclaimed by the syndicate if the syndicate repurchases the previously distributed common units in transactions to cover short positions, in stabilization transactions or otherwise. These activities may stabilize, maintain or otherwise affect the market price of the common units, which may be higher than the price that might otherwise prevail in the open market, and, if commenced, may be discontinued at any time.
To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. The place and time of delivery for the common units in respect of which this prospectus is delivered will be set forth in the accompanying prospectus supplement.

LEGAL MATTERS
The validity of the common units will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas. Vinson & Elkins L.L.P. will also render an opinion on certain material federal income tax consequences regarding the common units. If certain legal matters in connection with an offering of the common units made by this prospectus and a related prospectus supplement are passed on by counsel for the underwriters of such offering, that counsel will be named in the applicable prospectus supplement related to that offering.
EXPERTS
The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2021 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14.    Other Expenses of Issuance and Distribution.
Set forth below are the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the SEC registration fee, the amounts set forth below are estimates.
SEC registration fee	$3,840
Legal fees and expenses	50,000
Accounting fees and expenses	25,000
Printing expenses	10,000
Miscellaneous	6,160
Total	$95,000
Item 15.    Indemnification of Directors and Officers.
Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever. The partnership agreement of Plains All American Pipeline, L.P. provides that Plains All American Pipeline, L.P. will indemnify the general partner, any departing partner, any person who is or was an affiliate of the general partner or any departing partner, and any person who is or was a member, partner, officer, director, employee, agent or trustee of the general partner or any departing partner or any affiliate of the general partner or any departing partner, or any person who is or was serving at the request of the general partner or any departing partner or any affiliate of the general partner or any departing partner as an officer, director, employee, member, partner, agent, fiduciary or trustee of another person (each, an “Indemnitee”), to the fullest extent permitted by law, from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including, without limitation, legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as any of the foregoing; provided that in each case the Indemnitee acted in good faith and in a manner that such Indemnitee reasonably believed to be in or not opposed to the best interests of Plains All American Pipeline, L.P. and, with respect to any criminal proceeding, had no reasonable cause to believe his, her or its conduct was unlawful. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to any Indemnitee pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is therefore unenforceable.
Any indemnification under these provisions will be only out of the assets of Plains All American Pipeline, L.P., and the general partner shall not be personally liable for, or have any obligation to contribute or loan funds or assets to Plains All American Pipeline, L.P. to enable it to effectuate such indemnification. Plains All American Pipeline, L.P. is authorized to purchase (or to reimburse PAA GP Holdings LLC or its affiliates for the cost of) insurance against liabilities asserted against and expenses incurred by such persons in connection with Plains All American Pipeline, L.P.’s activities, regardless of whether Plains All American Pipeline, L.P. would have the power to indemnify such person against such liabilities under the provisions described above.
Section 18-108 of the Delaware Limited Liability Company Act provides that, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a Delaware limited liability company may, and has the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever. The limited liability company agreement of PAA GP Holdings LLC provides for the indemnification of (a) any of its original members (“Existing Owner”), (b) any person who is or was an affiliate of PAA GP Holdings LLC or any Existing Owner, (c) any person who is or was a managing member, manager, general partner, shareholder, director, officer, fiduciary, agent or trustee of PAA GP Holdings LLC, any Existing Owner or any affiliate thereof, (d) any person who is or was serving at the request of PAA GP Holdings LLC, any Existing Owner or any affiliate of thereof as a member, manager, partner, director, officer, fiduciary, agent or trustee of another person in furtherance of the business or affairs of PAA GP Holdings LLC or its subsidiaries (provided, that a person shall not be indemnified by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services), and (e) any person the board of directors of PAA GP Holdings LLC designates an indemnitee (collectively, the “Indemnitees”), from and against any and all losses, claims, demands, costs, damages, liabilities, expenses of any nature (including reasonable attorneys’ fees and disbursements), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which such person may be involved, or threatened to be involved, as a party or otherwise, by reason of his, her or its status as an Indemnitee, if such Indemnitee acted in good faith and in a manner he, she or it subjectively believed to be in, or not opposed to, the interests of PAA GP Holdings LLC and with respect to any criminal proceeding, had no reason to believe his, her or its conduct was unlawful. Expenses incurred by an Indemnitee in defending any such claim, demand, action, suit or proceeding will, from time to time, be advanced by PAA GP Holdings LLC prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by PAA GP Holdings LLC of an undertaking by or on behalf of the Indemnitee to repay such amounts if it is ultimately determined that the Indemnitee is not entitled to be indemnified. PAA GP Holdings LLC is authorized to purchase and maintain directors and officers insurance or similar coverage for its directors and officers in such amounts and with such deductibles or self-insured retentions as determined by its Board of Directors.
The underwriting agreements that we may enter into with respect to the offer and sale of securities covered by this registration statement will contain certain provisions for the indemnification of directors and officers and the underwriters or sales agent, as applicable, against civil liabilities under the Securities Act.
Item 16.    Exhibits.
1.1**	—	Form of Underwriting Agreement
4.1	—
Registration Rights Agreement, dated as of January 28, 2016, by and among Plains All American Pipeline, L.P. and the other parties signatory thereto (incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K filed on February 2, 2016).

4.2	—
Seventh Amended and Restated Agreement of Limited Partnership of Plains All American Pipeline, L.P. dated as of October 10, 2017 (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed October 12, 2017).

4.3	—
Registration Rights Agreement by and among Plains All American Pipeline, L.P. and the Holders defined therein, dated November 15, 2016 (incorporated by reference to Exhibit 10.4 to our Current Report on Form 8-K filed November 21, 2016).

5.1*	—	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered
8.1*	—	Opinion of Vinson & Elkins L.L.P. relating to tax matters
23.1*	—	Consent of PricewaterhouseCoopers LLP
23.2*	—	Consent of Vinson & Elkins L.L.P. (contained in Exhibits 5.1 and 8.1)
24.1*	—	Powers of Attorney (included on the signature page)
107*	—	Filing Fee Table

*
Filed herewith.

**
To be filed as an exhibit to a report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 or in a post-effective amendment to this registration statement.

Item 17.    Undertakings.
A.   The undersigned registrant hereby undertakes:
(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(a)   To include any prospectus required by Section 10(a)(3) of the Securities Act;
(b)   To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of the prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(c)   To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to the information in this registration statement;
provided, however, that paragraphs (l)(a), (l)(b) and (1)(c) above do not apply if information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)   that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)   That, for the purpose of determining liability under the Securities Act to any purchaser:
(a)   Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(b)   Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)   That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(a)   Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(b)   Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(c)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(d)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
B.   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of Plains All American Pipeline, L.P.’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.
C.   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.
D.   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act:
(1)   The information omitted from the form of prospectus filed as part of this registration statement in reliance on Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(2)   Each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on October 3, 2022.
PLAINS ALL AMERICAN PIPELINE, L.P.
By:
PAA GP LLC, its general partner

By:
Plains AAP, L.P., its sole member

By:
Plains All American GP LLC, its general partner

By:
Plains GP Holdings, L.P., its sole member

By:
PAA GP Holdings LLC, its general partner

By
/s/ Willie Chiang

Name:
Willie Chiang

Title:
Chairman of the Board and CEO

Power of Attorney
All those persons whose signatures appear below do hereby constitute and appoint Al Swanson and Richard McGee, and each of them, our true and lawful attorney-in-fact and agent, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorney and agent may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statements, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462 under the Securities Act of 1933, as amended, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereof; and we do hereby ratify and confirm all that said attorneys and agents shall do or cause to be done by virtue thereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated below.
PAA GP HOLDINGS LLC, for itself and as the general partner of PLAINS GP HOLDINGS, L.P., which is the sole member of PLAINS ALL AMERICAN GP LLC, which is the general partner of PLAINS AAP, L.P., which is the sole member of PAA GP LLC, which is the general partner of PLAINS ALL AMERICAN PIPELINE, L.P.
Name	Title	Date
/s/ WILLIE C. CHIANG Willie C. Chiang	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	October 3, 2022
/s/ HARRY N. PEFANIS Harry N. Pefanis	President and Director	October 3, 2022

Name	Title	Date
/s/ AL SWANSON Al Swanson	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	October 3, 2022
/s/ CHRIS HERBOLD Chris Herbold	Senior Vice President, Finance and Chief Accounting Officer (Principal Accounting Officer)	October 3, 2022
/s/ GREG L. ARMSTRONG Greg L. Armstrong	Director	October 3, 2022
/s/ VICTOR BURK Victor Burk	Director	October 3, 2022
Ellen R. DeSanctis	Director
/s/ KEVIN S. MCCARTHY Kevin S. McCarthy	Director	October 3, 2022
/s/ GARY R. PETERSEN Gary R. Petersen	Director	October 3, 2022
/s/ ALEXANDRA D. PRUNER Alexandra D. Pruner	Director	October 3, 2022
/s/ JOHN T. RAYMOND John T. Raymond	Director	October 3, 2022
/s/ BOBBY S. SHACKOULS Bobby S. Shackouls	Director	October 3, 2022
/s/ CHRISTOPHER M. TEMPLE Christopher M. Temple	Director	October 3, 2022
/s/ LAWRENCE M. ZIEMBA Lawrence M. Ziemba	Director	October 3, 2022